This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule G is filed on behalf of each of the reporting person(s) identified below.


                                      Legg Mason Capital Management, Inc.


Date: 11/12/2007                      /s/ Nicholas C. Milano
                                      Name:  Nicholas C. Milano
                                      Title: Chief Compliance Officer


                                      LMM LLC


Date: 11/12/2007                      /s/ Nicholas C. Milano
                                      Name:  Nicholas C. Milano
                                      Title: Chief Compliance Officer



                                      Legg Mason Opportunity Trust, a portfolio of Legg Mason investment Trust, Inc.


Date: 11/12/2007                      /s/ Gregory T. Merz
                                      Name:  Gregory T. Merz
                                      Title: Vice President